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                                                                      Exhibit 10

HUNTINGTON BANCSHARES INCORPORATED
Columbus, Ohio 43287                                      [Huntington Logo]

                                  March 2, 1998

FRANK WOBST
Chairman and Chief Executive Officer
614 480 3623


Mr. Zuheir Sofia
President, Chief Operating Officer, and Treasurer
Huntington Bancshares Incorporated
Huntington Center
Columbus, Ohio  43287

         Re: Retirement from Huntington Bancshares Incorporated

Dear Zuheir,

         You have indicated a desire to retire from Huntington Bancshares Incorporated to form a private investment company. It is with great regret that I accept your decision to retire. In order to recognize your significant past contributions to Huntington and ensure a smooth transition, we have agreed on certain matters affecting your retirement and our future relationship. This letter will memorialize our agreement.

         1. You will continue in your present position at your current rate of compensation and with your current fringe benefits until the last day of your employment, which will be June 30, 1998; however, the fulfillment of your responsibilities to the Huntington prior to that date will be at my pleasure. You will be entitled to certain benefits pursuant to Huntington's incentive compensation plans as described in the attachment to this letter until the last day of your employment.

         2. You will be entitled to retirement benefits with payments to begin after your last day of employment at the times and in the manner described in the attachment to this letter. Your last day of employment (June 30, 1998) will be your retirement date for purposes of this letter.

         3. Prior to your retirement date, you will receive one or more awards of stock options under the Huntington Bancshares Incorporated 1994 Stock Option Plan for a total of 200,000 shares of Huntington Common Stock, representing both your customary annual stock option award plus a special one-time award in recognition of your many contributions to Huntington. The per share exercise price of these options will be equal to the fair market value of a share of Huntington Common Stock on the grant date as specified in the Stock Option Plan. All such options will be exercisable pursuant to the terms of the Plan. You will be considered to have retired from Huntington within the meaning of the 1990 and 1994 Stock Option Plan for purposes of exercising these and all previously granted options.

         4. You will resign as an officer of Huntington and as an officer and director of any of Huntington's affiliates effective as of your retirement date. You will continue
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Letter to Mr. Sofia
March 2, 1998
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                  to serve your term as a director of Huntington Bancshares
                  Incorporated at the pleasure of the Chairman.

         5. You will attempt to complete all current projects that have been assigned to you prior to your retirement date; however, if there are any such projects that have not been completed prior to your retirement date, you have agreed that, if requested by me, you will from time to time consult with the staff of Huntington with respect to such projects on a mutually agreeable schedule.

         6. Both before and following your retirement date, Huntington will indemnify you against any and all claims, suits, charges, or proceedings, and will advance reasonable expenses (including reasonable attorneys' fees), arising from your performance of duties as an officer or director of Huntington or any affiliated company to the full extent permitted by federal law and the laws of the State of Maryland. You will cooperate with Huntington in connection with any such proceedings.

         7. Both before and following your retirement date, you agree that you will not engage in any activities which may be disruptive to or which are intended to cause harm to Huntington or its affiliates, directors, officers, and employees. Huntington likewise agrees not to engage in any activities intended to cause harm to you or your reputation. Huntington further represents and warrants that it is not aware of any claims that it has or its affiliates have against you.

         8. You agree that you will hold in a fiduciary capacity for the benefit of Huntington all trade secrets, confidential information, and privileged information, relating to Huntington and its businesses which you have obtained during your employment by Huntington. You will not, without the prior written consent of Huntington or as may otherwise be required by law or legal process, use, communicate, or divulge any such trade secrets or confidential or privileged information to anyone other than Huntington and those designated by Huntington.

         9. You have indicated to me that it is your intention not to take a position or representation that is adversarial to Huntington or that represents a conflict to Huntington's interests, and it is not Huntington's intention to preclude you from engaging in any business that does not directly compete with and is not adversarial to Huntington. Accordingly, we have agreed to the following:

                  (a) You will not, without the consent of Huntington, accept or hold any position as an officer, director, or employee of any bank, thrift, bank holding company, or thrift holding company, engaging in full-service
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Letter to Mr. Sofia
March 2, 1998
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                           banking operations in Ohio, Michigan, Florida,
                           Indiana, Kentucky, or West Virginia which has assets in excess of $4 billion.

                  (b) You will not, without the consent of Huntington, knowingly act as a consultant or advisor to any financial institution or other entity connected with the financial services industry for the purpose of assisting or facilitating such institution or entity in an undertaking or activity that involves a conflict with, or is adverse to the interests of, Huntington in any merger or acquisition transaction. If at any time during this period you become aware of any such undertaking or activity, you will advise the Chairman of Huntington and will not accept or continue such consulting or advising services without the consent of Huntington.

                  (c) You will not, without the consent of Huntington, solicit any officer of Huntington or any of its affiliates to become an employee of or consultant for you or your company.

                  The non-compete and non-solicitation obligations specified above will end on June 30, 2001, or, if earlier, the effective date of any merger of Huntington into, or other acquisition of Huntington by, another entity.

         10. Huntington agrees that it will provide you copies and consult with you regarding any written announcement language or press releases to employees, media, and customers regarding your retirement. All public disclosures, including proxy and other regulatory filings, discussing you and your retirement will be provided to you in advance of filing or release for your review and comment.

         11. Subject to the confidentiality requirements described above, you may retain ownership and possession of your records, notes, and personal items in your office.

         12. Huntington will agree to reimburse you for professional services and expenses you incurred in connection with structuring your retirement arrangement up to a maximum of $20,000.

         13. For yourself, your heirs, executors, and assigns, you release, waive, extinguish, and covenant not to sue with respect to any and all rights, liabilities, claims, or actions of whatever nature which you have or may have as of the effective date of this agreement against Huntington or its affiliates, its or their successors and assigns, and the directors, officers, employees, or agents of any of them or their heirs or assigns, including, but not limited to, any and all such rights, liabilities,
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Letter to Mr. Sofia
March 2, 1998
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                  claims, or actions arising in any manner out of your
                  employment or the termination of your employment. These rights, liabilities, claims, and actions released, waived, and extinguished by you and with respect to which you covenant not to sue, include but are not limited to those arising or which might arise under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended; Executive Order 11246, as amended; the National Labor Relations Act, as amended; the Americans with Disabilities Act of 1990; any claims or rights arising in fact or by implication pursuant to any alleged contract and any other claim arising under any federal, state, county, city, or other local law, rule, ordinance, regulation, order, or decision concerning discrimination in employment or the terms, rate, hours, benefits, conditions, or privileges of employment or any other term or condition of employment including, but not limited to, any claim arising out of your employment which relates to or arises out of a claim of discrimination because of race, color, religion, sex, national origin, handicap, age, or ancestry pursuant to Chapter 4112 of the Ohio Revised Code or which relates to or arises out of any claim of age discrimination pursuant to the federal Age Discrimination in Employment Act or any state or local age discrimination statute, law, ordinance, or decision.

         14. In the event the benefits to be paid under this letter are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any similar federal or state excise tax, Huntington will pay to you an additional amount such that the net amount retained by you after payment of any excise tax, and any federal, state, and local income tax on the gross-up payment itself, shall be equal to the amount of the payments otherwise provided in this letter.

         15. The agreement set forth in this letter will be binding on the successors and assigns of Huntington. It is Huntington's intention that you not be required to incur the expenses associated with the enforcement of your rights as set forth in this letter, should such enforcement become necessary following a change in control of Huntington. Accordingly, if, following a change in control of Huntington, it should appear to you that Huntington or its successor has failed to comply with any of Huntington's obligations to you as described in this letter, or any action is taken to declare the agreement set forth in this letter to be void or unenforceable or to deny, diminish, or recover from you the benefits intended to be provided to you as described in this letter, you are irrevocably authorized to retain counsel of your choice at the expense of Huntington or its successor to represent you in connection with the initiation or defense of any litigation or other legal action. Huntington or its successor will pay or reimburse to you the reasonable fees and expenses of counsel selected by you on a regular, periodic basis upon presentation
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Letter to Mr. Sofia
March 2, 1998
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                  by you of a statement or statements prepared by such counsel in accordance with its customary practices.

         16. In the event either party is found to have breached the agreement set forth in this letter prior to a change in control of Huntington and such breach results in an adversarial proceeding, the court having jurisdiction may, in its discretion, award costs and reasonable attorneys' fees to the prevailing party.

         17. You agree that the benefits provided in this letter and the attachment are in lieu of any and all benefits, rights, and incidents of employment, including without limitation, compensation, incentives, club memberships, bonuses, and the right to use any Huntington property and privileges. This letter, along with the attachment to this letter, constitutes the entire agreement with respect to all compensation, benefits, entitlement, bonuses, retirement, or income continuation arising from your employment with Huntington or any of its affiliates. You agree that all prior written or oral contracts and agreements between you and Huntington or its predecessor entities with respect to the subject matters contained in this letter, including without limitation your Employment Agreement with Huntington originally dated November 15, 1991, and renewed for an additional term in November 15, 1996, your Executive Agreement with Huntington dated January 22, 1997, your rights and obligations under the Huntington Supplemental Executive Retirement Plan and Huntington Supplemental Retirement Income Plan are superseded by this letter. Notwithstanding the above, you will be entitled to the benefits of any and all stock option agreements and employee benefit plans to the extent expressly provided for in this letter and the attachment to this letter.

         Zuheir, I again want to express my appreciation for your many contributions to the current success of Huntington and wish you well in your new endeavors.

                                         Sincerely,

                                         /s/ Frank Wobst

                                         Frank Wobst
                                         Chairman and Chief Executive Officer
                                         Huntington Bancshares Incorporated
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Letter to Mr. Sofia
March 2, 1998
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         I acknowledge that I was given up to 21 calendar days within which to consider this letter agreement; that I was advised of my right to consult with legal counsel prior to signing this agreement and that I have availed myself of counsel of my choosing; and that I have the right to revoke this agreement, in writing, for a period not to exceed 7 days after the date on which it was signed by me. All parties further acknowledge if I fail to exercise this right to revoke, this agreement will immediately become a binding contract as to its terms.

         I acknowledge that I have read this letter in its entirety, fully understand the same, and am in full accord with the terms contained herein.


                              Notice received and accepted and this letter agreement approved and accepted this 3rd day of March, 1998.

                              /s/ Zuheir Sofia
                              --------------------------------------------------
                              Zuheir Sofia


                              Ratified and affirmed by the Compensation and Stock Option Committee of the Board of Directors of Huntington Bancshares Incorporated this 8th day of March, 1998.

                              By:  /s/ Timothy P. Smucker
                                  ----------------------------------------------
                                  Timothy P. Smucker, Chairman
                                  Compensation and Stock Option Committee
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                                                                      ATTACHMENT


INCENTIVE PLANS

         1. You are a participant in the Incentive Compensation Plan, also known as the Annual Management Incentive Plan (the "MIP"), until your retirement date. The Compensation Committee has agreed to "deem you a retiree," as of the retirement date, for purposes of the MIP.

                  You shall be eligible to receive a MIP payment for the plan year 1998. Your MIP payment for the plan year 1998 will be based on Huntington's return on average shareholder's equity ("ROAE") performance as calculated pursuant to the terms of the MIP for your current group A-1. Your MIP payment for the plan year 1998 will be a pro rata amount equal to a fraction of a year, the numerator of which will be six and the denominator shall be twelve. You shall receive this payment prior to the last day in February 1999.

         2. You are a participant in the fifth and sixth cycles of the Long Term Incentive Compensation Plan (the "Long Term Plan".) The Compensation Committee has agreed to "deem you a retiree" as of the retirement date, for purposes of the Long Term Plan.

                  The fifth cycle of the Long Term Plan covers the period of January 1, 1996, through December 31, 1998. As a participant in the fifth cycle of the Long Term Plan, you are eligible to receive a fifth cycle Long Term Plan payment. Your Long Term Plan payment will be determined based on Huntington's ROAE performance relative to the performance of the fifth cycle Pacesetter Group and calculated pursuant to the terms of that plan for your current group B. Your payment will be a pro rata portion of the fifth cycle amount equal to a fraction, the numerator of which will be 30 and the denominator of which will be 36. Payment from this plan will be in the form of shares of Huntington Common Stock with the opportunity to elect up to 50% of the payment in cash. You will receive this payment prior to the last day of February 1999.

                  The sixth cycle of the Long Term Plan covers the period of January 1, 1998, through December 31, 2000. As a participant in the sixth cycle of the Long Term Plan, you are eligible to receive a sixth cycle Long Term Plan payment. Your Long Term Plan payment will be determined based on Huntington's ROAE performance relative to the performance of the sixth cycle Pacesetter Group and calculated pursuant to the terms of that plan for your current group B. Your payment will be a pro rata portion of the sixth cycle amount equal to a fraction, the numerator of which will be six and the denominator of which will be 36.

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                  Payment from this plan will be in the form of shares of
                  Huntington Common Stock with the opportunity to elect up to 50% of the payment in cash. You will receive this payment prior to the last day in February 2001.

WELFARE BENEFITS

         1. You are a participant in the Huntington's Executive Life Insurance Plan. The plan's agent will review the options available under the plan with you. Your Group Term Life Insurance in the amount of $50,000 will end on the retirement date.

         2. Your Business Travel Accidental Death and Dismemberment coverage and your Long Term Disability coverage will end on the retirement date.

         3. Your employee medical and dental coverage will end on your retirement date; however, as described below, Huntington agrees to provide continuing health care benefits to you and your wife, Susan, for your life, and to your oldest child for three years and to your two younger children for up to five years from your retirement date.

                  Coverage for you and your eligible dependents (which is defined to include your spouse) will be continued for 18 additional months following your retirement date (the "First COBRA Period"), if you elect COBRA coverage and make the required payments. Although you will be responsible for making the required payments during the First COBRA Period, Huntington will pay you a lump sum of $14,560 as of the retirement date which represents the present value of the estimated cost to you, including an adjustment for the taxes on such amount, of COBRA coverage, for you and your eligible dependents, during the First COBRA Period.

                  Following the expiration of the First COBRA Period, Huntington will provide (a) you and your current spouse, Susan (for so long as she remains married to you), coverage for your life and (b) your other eligible dependents coverage for so long as they would be eligible to participate in the Huntington Bancshares Health Care Plan (determined without regard to any Plan requirement that an employee retire after a certain age). Such coverage will be comparable to the benefits provided to retirees and their spouses (which currently provides COBRA coverage for spouses of deceased retirees for two years at no cost to the spouse following the retiree's death and one year of COBRA coverage thereafter at the cost of the deceased spouse) in the Medical Benefits portion of the Health Care Plan, as amended from time to time, and will be provided to you either through your participation in the Health Care Plan or through payment of substituted benefits, at Huntington's option, on a basis which is tax neutral to you and your dependents. Following the

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                  First COBRA Period, you will be provided an annual
                  supplemental payment, on or before January 31st of each year, equal to the sum of (a) $2,250 per year per eligible dependent as currently defined in the Health Care Plan (determined without regard to any Plan requirement that an employee retire after a certain age) and (b) your contribution to the Health Care Plan (or your contribution for substituted benefits) plus an amount equal to 50% of such contribution as an adjustment for the taxes on such CONTRIBUTION.

                  In addition, once your dependents would be no longer eligible to participate in the Health Care Plan, coverage may be continued for them for so long as COBRA requires if you elect COBRA coverage and make the required payments (the "Second COBRA Period"). For purposes of determining eligibility to participate in the Health Care Plan in the preceding sentence, your dependents will be treated as being eligible during the period that substituted benefits referred to in the preceding paragraph are provided, and any substituted benefits shall be treated as being provided under a group health plan that is subject to COBRA requirements for purposes of determining COBRA eligibility. Although you will be responsible for making these required payments during the Second COBRA Period or Periods, Huntington will pay you a lump sum of $13,000 on your retirement date which represents the present value of the estimated cost to you, including an adjustment for the taxes on such amount, of COBRA coverage for your oldest child for 21 months and for your two younger children for one year following the cessation of their eligibility under the Health Care Plan. If COBRA coverage is not available during the second COBRA Period or Periods, Huntington will provide substitute benefits on the basis provided above.

                  To the extent specified in the Health Care Plan, Huntington will not pay you for medical expenses that are incurred during any period you or your eligible dependents are covered, or are eligible for coverage, under any private, employer, or government sponsored medical care plan. You agree to notify Huntington's corporate benefits manager if you or your eligible dependents should become covered and/or eligible for coverage under any private, employer, or government sponsored plan that provides payment for health care expenses you incur.

RETIREMENT INCOME BENEFITS

         1. You will cease active participation in the Huntington Stock Purchase and Tax Savings Plan (the "Stock Plan") and the Huntington Supplemental Stock Purchase and Tax Savings Plan (the "Supplemental Stock Plan") or their successors on the retirement date. Your Supplemental Stock Plan balance will be distributed to you as soon as administratively feasible following your retirement date. You will also receive information regarding options relating to your balance in the Stock Plan after your retirement date.

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         2.       You will cease active participation in the Huntington
                  Bancshares Incorporated Retirement Plan (the "Pension Plan") on the retirement date. You will first become eligible to begin receipt of benefits from the Pension Plan on September 1, 1999. You should notify Huntington's employee benefits department several months before benefit payments are to commence. Following receipt of your notification, you will be sent information regarding the optional forms of payment you may elect.

         3. Huntington agrees to provide you a total retirement income benefit in the form of a joint and 50% survivor annuity of $43,750 per month ($525,000 per year), for your life, commencing on the first day of the month following your retirement date. The 50% survivor annuity of $21,875 per month ($262,500 per year) will be paid to your current wife, Susan
                  R. Sofia, for her life if she survives you and remains married to you until the time of your death. The annual retirement benefit will be offset by all benefits paid or to be paid to you or your spouse that year under the Pension Plan and Social Security, and will be in lieu of any benefits under the Huntington Bancshares Incorporated Supplemental Executive Retirement Plan and the Huntington Supplemental Retirement Income Plan. There will be no cost of living adjustments to this retirement benefit.

         4. At any time after the retirement date, Huntington may elect, but only with your consent, to pay you in a lump sum the present value of the remaining supplemental retirement benefit described above. The present value of such benefit will be calculated using the Pension Plan's actuarial assumptions at the time of such election.

         5. You will be considered to have retired from Huntington within the meaning of the 1990 Stock Option Plan and the 1994 Stock Option Plan for purposes of exercising options granted under those plans that remain outstanding on the retirement date.

OTHER BENEFITS

         1. For so long as it is a policy for other retired directors, a Huntington parking pass will be provided to you.

         2. Upon execution of a final release of all claims, in substantially the same form as paragraph 13 of the letter, at your retirement date, Huntington will provide you with certain personal property and perquisites, with the total maximum value of $30,000.

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CONDITION TO RECEIPT OF BENEFITS

         1. Except to the extent otherwise required by law, the benefits described in this letter are subject to the continued satisfaction of your responsibilities to Huntington prior to your retirement date and your obligations under this letter before and after your retirement date.

         Huntington will need to contact you after the retirement date for many reasons that are financially important to you, such as the payment of any distributions for which you may be eligible from the Pension Plan, the Stock Plan or the Supplemental Stock Plan, to mail your W-2 form, and to mail your COBRA election form. To insure that you will receive this important information, please keep Huntington's corporate benefits manager advised of any address change. Brenda Warne currently serves in that capacity. She may be reached at 614-480-3663.

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